Contact:

Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Katie Brickman Harvey
Taylor West Advertising
(210) 826-8899

FOR IMMEDIATE RELEASE:

    INTERNATIONAL BANCSHARES CORPORATION REPORTS THIRD QUARTER 2000 EARNINGS

LAREDO, Texas---(BUSINESS WIRE)--November 2, 2000--International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the third quarter of 2000 of $18.7 million or $.88 per share - basic ($.87 per share - diluted) compared to $17.9 million or $.83 per share - basic ($.81 per share diluted) in the corresponding 1999 period. Earnings for the first nine months of 2000 were $59.0 million or $3.06 per share - basic ($3.02 per share diluted) compared to $49.8 million or $2.53 per share - basic ($2.48 per share diluted) in the corresponding 1999 period. The per share data is fully adjusted for stock dividends, the most recent of which was a 25% dividend declared on May 18, 2000.

      Dennis E. Nixon, CEO and Chairman of the Board, stated that the Company's third quarter earnings represent a 5% increase over the corresponding 1999 period and continues the pattern of strong earnings reports released this year.

      "I'm extremely pleased with the results for the third quarter, especially when compared to the very strong results reported in 1999, which were favorably affected by the sale of a portion of the bank's credit card portfolio," he said. "The Company's year to date 2000 performance is 18% ahead of 1999, reflecting very favorably on IBC's commitment to superior earnings. "In terms of earnings per share, these earnings results translate into a 7% increase in diluted earnings per share for the third quarter, and a 22% increase for the first nine months, truly demonstrating that IBC is `doing more' for each shareholder."

      Income before goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, increased 5% to $19.6 million or $.92 per share - basic ($.91 per share - diluted) for the third quarter of 2000 compared to $18.8 million or $.87 - per share - basic ($.85 per share - diluted) in the corresponding 1999 period, which resulted in a 7% increase in diluted earnings per share.

      Total assets at September 30, 2000, were $5.8 billion compared to $5.3 billion at September 30, 1999. Total loans at September 30, 2000, were $2.2 billion compared to $1.8 billion at September 30, 1999. Deposits at September 30, 2000, were $3.7 billion compared to $3.4 billion at September 30, 1999.


      IBC is a $5.8 billion multi-bank holding company headquartered in Laredo, Texas, with 95 facilities and 202 ATM's serving 28 communities

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including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port
Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM.

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